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FOR IMMEDIATE RELEASE                         CONTACT:  Jennifer Blum
                                                        DoubleClick (Press)
                                                        212.381.5705
                                                        jblum@doubleclick.net

                                                        Bruce Dalziel
                                                        DoubleClick (Investors)
                                                        212.683.0001
                                                        bdalziel@doubleclick.net



             DOUBLECLICK ANNOUNCES FINAL TERMS OF @PLAN ACQUISITION

                  -- Transaction Expected to Close Tomorrow --

NEW YORK, February 1, 2001 - DoubleClick Inc. (Nasdaq: DCLK), the leading digital marketing solutions company, today announced the final terms of its acquisition of @plan.inc (Nasdaq: APLN), a leading provider of online market research planning systems. As required by the terms of the merger agreement, DoubleClick elected to pay $3.45 in cash and .2829 of a share of DoubleClick Common Stock for each share of @plan Common Stock.

The transaction is expected to close tomorrow following the @plan shareholders' meeting.

ABOUT DOUBLECLICK INC.
DoubleClick is building the infrastructure that makes marketing work in the digital world. Combining media, data and technological expertise, DoubleClick allows marketers to deliver the right message, to the right person, at the right time, while helping Web publishers maximize their revenue and build their business online. DoubleClick Inc. has Global headquarters in New York City and maintains over 40 offices around the world.

ABOUT @PLAN
@plan Inc. is an online business to business exchange for optimizing Internet advertising and merchandising strategies through its target market research planning systems. The Company's systems are specifically designed for Internet advertisers, advertising agencies, Web publishers, online retailers and consumer brand marketers. The Company's internally developed systems, which clients access through the Company's Web site, combine @plan's database of consumer lifestyle, product preference and demographic data with powerful technology that enables the Company's clients to perform queries and searches to plan campaigns and strategies.

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